SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
                  OF THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.       )
                                         ------

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                   INDUSTRIAL SERVICES OF AMERICA, INC.
              -----------------------------------------------
             (Name of Registrant as Specified in Its Charter)


                 -----------------------------------------
                (Name of Person(s) Filing Proxy Statement,
                       if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
     11.
     (1)  Title of each class of securities to which transaction applies:

          ------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ------------------------------------------------------
     (5)  Total fee paid:

          ------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

          -------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          -------------------------------------------------------
     (3)  Filing Party:

          -------------------------------------------------------
     (4)  Date Filed:

          -------------------------------------------------------

                   INDUSTRIAL SERVICES OF AMERICA, INC.

                              ---------------

                 Notice of Annual Meeting of Shareholders
                        To Be Held on May 25, 2000

                              ---------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. (the "Company") will be held at Building No. 9, 7100 Grade Lane, Louisville, Kentucky, on Thursday, May 25, 2000 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

     (1)  To elect seven (7) directors for a term expiring in 2001;

     (2) To ratify the selection of Crowe, Chizek and Company, LLC as the Company's independent auditors for the fiscal year ending December 31, 2000; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at close of business on April 27, 2000 are entitled to notice of and to vote at the Annual Meeting. In the event the Annual Meeting should be adjourned to a date or dates later than May 25, 2000, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

                              By Order of the Board of Directors

                              /s/ Josseph H. Cohen

                              Joseph H. Cohen
                              Secretary of the Board of Directors

7100 Grade Lane
Louisville, Kentucky 40213
April 28, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                   INDUSTRIAL SERVICES OF AMERICA, INC.
                              7100 GRADE LANE
                        LOUISVILLE, KENTUCKY 40213


                              PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Industrial Services of America, Inc., a Florida corporation (the "Company"), to be used at the 2000 Annual Meeting of Shareholders of the Company to be held at 10:00 A.M. (Eastern Daylight Time) on Thursday, May 25, 2000, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of the meeting.

     Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If no choices are specified, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for (i) the nominees for election as directors; and (ii) the ratification of independent auditors for the 2000 fiscal year. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

     The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. Such expenses, however, do not include any salaries and wages of officers and employees of the Company who participated in the preparation, assembling and mailing of the proxy statement. In addition to the solicitation of proxies by mail, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

     The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also abstain from voting on the proposal to ratify the selection of independent auditors for the 2000 fiscal year. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing on or about April 28, 2000.

                             VOTING SECURITIES

     Only shareholders of record at the close of business on April 27, 2000 are entitled to vote at the Annual Meeting or any adjournments within 120 days thereof. As of April 20, 2000 there were 1,929,600 shares of the Company's Common Stock outstanding and entitled to vote plus an additional 27,900 shares of Common Stock held by the Company as Treasury Stock.

     Each share of Common Stock (with the exception of Treasury Stock) entitles the holder to one vote on all matters presented at the Annual Meeting.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 20, 2000 for
(i) each named executive officer, director and nominee for director of the Company, (ii) each person known to management to own of record or beneficially more than five percent of the outstanding shares of the Company's Common Stock, and (iii) all named executive officers and directors of the Company as a group.

                               AMOUNT AND NATURE   PERCENTAGE
                                 OF BENEFICIAL         OF
  NAME AND ADDRESS            OWNERSHIP (1)(2)(3)  CLASS (1)
  ----------------            -------------------  ---------
Harry Kletter                     730,304 (4)         37.9%
  1208 Park Hills Court
  Louisville, Kentucky 40207
K & R Corporation                 467,304 (5)         24.2%
  7100 Grade Lane
  Louisville, Kentucky 40213
Roberta Kletter                   180,000 (6)          9.3%
  1208 Park Hills Court
  Louisville, Kentucky 40207
Sean Garber                       127,000 (7)          6.2%
  7100 Grade Lane
  Louisville, Kentucky 40213
Joesph H. Cohen                    20,000 (8)          1.0%
Mr. Ted Cox                        38,790 (8)          2.0%
Dr. Barry N. Naft                  20,000 (8)          1.0%
Jerrold R. Perchik                      -              -
Alan L. Schroering                   2000              -*
All directors and executive
  officers as a group           1,153,194 (9)         54.5%

---------------

* Less than one percent (1%) of the Common Stock outstanding plus shares issuable upon exercise of stock options within sixty (60) days of April 20, 2000.

(1) The table reflects share ownership and the percentage of such share ownership as of April 20, 2000. The percentages are determined on the basis of 1,929,600 shares of Common Stock outstanding (and exclusive of the additional 27,900 shares of Common Stock held by the Company as Treasury Stock), plus, for each individual or entity, the number of shares of Common Stock that may be acquired upon the exercise of stock options within sixty days of April 20, 2000.

(2) Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of Common Stock owned by him or it.

(3) Information with respect to beneficial ownership has been obtained from the Company's shareholder records and from information provided by shareholders.

(4) Includes 467,304 shares of Common Stock beneficially owned by K & R Corporation ("K & R"), the sole shareholder of which is Harry Kletter. Does not include the following shares of Common Stock, as to which Mr. Kletter disclaims beneficial ownership: (i) 180,000 shares owned by Roberta Kletter, the spouse of Harry Kletter; (ii) 50,000 shares owned by the Harry Kletter Family Charitable Foundation, of which Mr. Kletter is a co-advisor; and (iii) 30,950 shares beneficially owned by three adult children of Mr. and Mrs. Kletter.

(5) Harry Kletter as the sole shareholder, director, President and Chief Executive Officer of K & R is deemed to have shared voting and investment power of the shares of Common Stock beneficially owned by K & R. Roberta Kletter, spouse of Mr. Kletter, is a director and Vice President of K & R. Two of Mr. Kletter's adult children are also officers of K & R.

(6) Does not include the following shares of Common Stock, as to which Mrs. Kletter disclaims beneficial ownership: (i) 1,230,304 shares owned beneficially by Harry Kletter, the spouse of Roberta Kletter;
     (ii) 467,304 shares of Common Stock owned by K & R, of which Harry Kletter is the sole shareholder, director, President and Chief Executive Officer; and (iii) 30,950 shares beneficially owned by three adult children of Mr. and Mrs. Kletter.

(7) Includes 125,000 shares issuable upon exercise of outstanding stock options. Does not include 3,500 shares of Common Stock owned beneficially by Lisa M. Garber, the spouse of Mr. Garber, as to which Mr. Garber disclaims beneficial ownership.

(8) Represents and includes 20,000 shares issuable upon exercise of outstanding stock options for the Directors.

(9) The percentage of shares owned by all directors and executive officers as a group is based on the applicable number of (i) shares outstanding plus (ii) shares issuable upon exercise of outstanding stock options owned by the group which vest within sixty days of April 20, 2000.

     See "ELECTION OF DIRECTORS" below for share ownership information with respect to nominees for election as directors.


                       ITEM I. ELECTION OF DIRECTORS

     The nominees for election as directors are Harry Kletter, Joseph H. Cohen, Dr. Barry N. Naft, Ted L. Cox, Roberta Kletter, Jerrold R. Perchik and Alan L. Schroering. All members of the Board of Directors with the exception of Messrs. Perchik and Schroering and Mrs. Kletter were elected by the shareholders at the 1999 Annual Meeting for a term expiring at the 2000 Annual Meeting. If elected, all directors will hold office until the 2001 Annual Meeting until their respective successors have been elected and qualified.

     Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the seven nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the seven nominees for directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any of said nominees will be unwilling or unable to serve if elected.

     The following table contains certain information regarding each of the nominees for election as directors at this year's annual meeting. Each of these individuals has furnished the respective information shown.


      NAME AND                                    YEAR FIRST
PRINCIPAL OCCUPATION                                BECAME
    WITH COMPANY                      AGE          DIRECTOR
    ------------                      ---          --------
Harry Kletter                          73            1983
  Chairman of the Board,
  and Chief Visionary Officer
Joseph H. Cohen                        54            1998
  Director
Dr. Barry N. Naft                      54            1998
  Director

                                4

      NAME AND                                    YEAR FIRST
PRINCIPAL OCCUPATION                                BECAME
    WITH COMPANY                      AGE          DIRECTOR
    ------------                      ---          --------
Ted L. Cox                             58            1999
  Director
Roberta Kletter                        66              -
  Director Nominee
Jerrold R. Perchik                     42              -
  Director Nominee
Alan L. Schroering                     36              -
  Director Nominee

NOMINEES FOR DIRECTORS

HARRY KLETTER has been a director of the Company since October 1983. In October 1983 he was elected Chairman of the Board and Chief Executive Officer. Mr. Kletter served as President and Chief Executive Officer of the Company from October 1983 until January 1988, and from January 1990 until July 1991. Mr. Kletter resumed the duties of President and Chief Executive Officer on August 1, 1992 upon Edward List's resignation from this position. Mr. Sean M. Garber became Interim President on December 1, 1997, upon Harry Kletter's resignation from this position. Effective March 2, 2000, the Board elected Mr. Kletter as Chief Visionary Officer of the Company. Upon the resignation of Mr. Garber, effective May 1, 2000, Mr. Kletter becomes President and Interim Chief Executive Officer of the Company. Mr. Kletter is the sole shareholder of K & R. Prior to his involvement with the Company, Mr. Kletter was President and Chief Executive Officer of K & R, which is now a real estate holding company and materials processing company. Prior thereto, Mr. Kletter was the President of Tri-City Industrial Services, Inc., which corporation was involved in the transportation, disposal and management of solid waste. From 1980 to present, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC., which are each real estate ventures. Mr. Kletter is the spouse of Roberta Kletter.

JOSEPH H. COHEN has been a director of the Company since February 1998. He is a managing partner of the law firm of Morris, Garlove, Waterman & Johnson PLLC, Louisville, Kentucky. He has practiced with this firm for 30 years and has been a practicing attorney for 30 years, specializing in Commercial Real Estate and Zoning Law, Corporate Law (including Mergers and Acquisitions), Health Law, Commercial Litigation, Transportation Law, Energy Law and Financial and Estate Planning. Mr. Cohen is a 1967 graduate of the University of Louisville School of Business and a 1970 graduate of the University of Louisville Brandeis School of Law. Mr. Cohen and his firm provide continuing legal and corporate-related services to both the Company and K & R and in addition counsel Harry Kletter on certain personal matters.

DR. BARRY N. NAFT has been a director of the Company since February 1998. He is President and Chief Executive Officer of ARInternational, Inc. ("ARI") of Potomac, Maryland. ARI provides engineering, technology and project development services for facilities engaged in the remanufacturing of industrial materials from waste products. From April 1989 to January

1996, he was President and Chief Executive Officer of Dow Environmental, Inc., a wholly owned subsidiary of the Dow Chemical Company. During that time, he led that company's expansion as a provider of environmental services from a financially troubled start-up to $100 million in revenues and 500 employees. Dr. Naft earned a doctorate in Nuclear Engineering from Purdue University (1968), and a Master of Science Degree (1966) and Bachelor of Science Degree in Chemical Engineering, both from Clarkson University.

TED L. COX has been a director of the Company since May, 1991. He has been President and the majority owner of Ryan Insurance Incorporated ("Ryan") since April 1984. Ryan sells and services property casualty insurance policies for industrial and commercial businesses, including the Company. Mr. Cox, a licensed insurance agent for thirty years, began working with Ryan in 1974 developing middle market commercial accounts. Mr. Cox attended the University of Louisville in Louisville, Kentucky where he took courses in business management and insurance. In 1977, Mr. Cox completed insurance and agency management course studies at USF&G's School of Insurance in Baltimore, Maryland.

ROBERTA KLETTER is a nominee for election as a director of the Company. She has served as the Company's Assistant Director of Marketing and Vice President of Shareholder Relations and Corporate Communications since October 1983. Mrs. Kletter formerly served as a director of the Company from October 1983 until May 1997. Mrs. Kletter is the spouse of Harry Kletter and is Vice President of K & R.

JERROLD R. PERCHIK, JD is a nominee for election as a director of the Company. Since March 2000, Mr. Perchik has served as the Vice President/Chief Development Officer for UniStar, LLC, and has been Of Counsel to the law firm of Greenebaum Doll & McDonald PLLC. Mr. Perchik practiced with Greenebaum Doll & McDonald PLLC specializing in commercial dispute, real estate, finance and corporate litigation from November 1992 to March 2000. From November 1987 to November 1992, Mr. Perchik was the sole legal officer for Hughes Group, Inc., a $120 million privately held holding company and 13 subsidiary companies engaged in various construction, mining and real estate businesses. Mr. Perchik holds a B.S. degree in accounting from the University of Kentucky and a JD degree from the Brandeis School of Law, University of Louisville.

ALAN L. SCHROERING, CPA is a nominee for election as a director of the Company. From March 1998 to April 2000, Mr. Schroering served as a Division Controller at National Processing Company assisting in the preparation of periodic reports for filing with the Securities and Exchange Commission. Mr. Schroering was the Controller for the Company from May 1992 through March 1998 and the Assistant Controller from November 1984 until May 1992. Mr. Schroering is a Certified Public Accountant with a B.A. Degree in Business Administration conferred in 1995 from Indiana University Southeast.

     None of the directors hold another directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. Except as disclosed above, none of the directors of the Company has any family relationship with any other director or executive officer of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1999 the Board met six times and took action on three other occasions by unanimous written consent of the directors. The Board has held five meetings in 2000 to date and has taken action on one other occasion by unanimous written consent. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

     The Compensation Committee is responsible for making recommendations to the Board regarding salaries and bonuses to be paid to Company executive officers. During the year ended December 31, 1999, this committee held two meetings. Messrs. Cohen, Cox and Naft are presently members of this committee. The appointment of members to this committee occurred at the Board meeting on May 27, 1999.

     The Audit Committee confers with the Company's independent auditors regarding the scope and adequacy of annual audits; reviews reports from such independent auditors; and meets with the independent auditors to review the adequacy of the Company's accounting principles, financial controls and policies. The committee met once during the year ended December 31, 1999 to review the report from the independent auditors, and the management letter prior to releasing the Form 10-K Annual Report for the fiscal year ended December 31, 1999. The Audit Committee has met several times in 2000 to discuss the handling of an advance to K&R, the unfavorable impact to 1999 earnings, and the eventual rescission of the transaction. Messrs. Naft, Cohen, and Cox are presently members of this committee. The appointment of members to this committee occurred at the Board meeting on May 27, 1999.

     The Nominating Committee is empowered to recommend to the Board nominees for election as directors and persons to fill directors' vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review written proxy comments and shareholder proposals (including director nominees) received from shareholders at the Company's principal executive offices not later than 45 days prior to the date of the Proxy Statement. The committee held one meeting during the year ended December 31, 1999, to select the director nominees elected on May 25, 1999. The Nominating Committee met on April 18, 2000 to select the director nominees listed in this Proxy Statement. Messrs. Garber, Cohen and Naft currently serve as members of this committee. The appointment of members to this committee occurred at the Board meeting on May 27, 1999.

COMPENSATION OF DIRECTORS

     Mr. Harry Kletter, Chairman of the Board and Chief Executive Officer and Mr. Sean Garber, President and Chief Operating Officer granted an annual fee of $20,000 payable in equal monthly installments for all non-employee directors (e.g., Messrs. Cohen, Cox and Naft).

Messrs. Kletter and Garber receive no additional consideration for serving on the Board of Directors.

     On March 1, 1999, the Board granted to each of its three non-employee directors (Messrs. Cohen, Naft, and R. Michael Devereaux, a former director of the Company) non- qualified stock options under the Plan to purchase 20,000 shares of Common Stock at $5.00 per share (the "Director Options"). The Director Options vested on the grant date. On November 3, 1999, the Board approved the change in the option price for the non-employee directors from $5.00 per share to $2.50 per share. The Devereaux options have since expired and options to purchase 20,000 shares of Common Stock have been offered to Ted L. Cox, the third non-employee Board member. The Director Options expire on March 1, 2009 unless terminated earlier pursuant to provisions in the respective option certificates.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, certain officers and persons who own more than ten percent (10%) of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations from reporting persons that no other reports were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during 1999.


               ITEM II. RATIFICATION OF INDEPENDENT AUDITORS

     The Company's Form 10-K Annual Report to Shareholders for the fiscal year ended December 31, 1999, including financial statements and the report of Crowe, Chizek and Company, LLC thereon, is being mailed with this Proxy Statement to each of the Company's shareholders of record at the close of business on April 27, 2000. The Board has selected Crowe, Chizek and Company, LLC as independent auditors of the Company's accounts for the fiscal year ending December 31, 2000. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Board. Representatives of Crowe, Chizek and Company, LLC are not expected to be present at the Annual Meeting. The selection of Crowe, Chizek and Company, LLC will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

                          EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth cash and other compensation information for the fiscal years ended December 31, 1999, 1998 and 1997 paid or accrued by the Company, to (i) the Company's Chief Executive Officer and (ii) the President of the Company (the Chief Executive Officer and President being the two most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 at December 31, 1999).

                                ANNUAL COMPENSATION                AWARDS
                      ---------------------------------------    RESTRICTED   SECURITIES
      NAME AND                                     OTHER ANNUAL    STOCK      UNDERLYING  ALL OTHER
 PRINCIPAL POSITION    YEAR     SALARY    BONUS    COMPENSATION    AWARDS    OPTIONS (#) COMPENSATION
 ------------------    ----     ------    -----    ------------    ------    ----------- ------------

Sean M. Garber         1999    $118,924   $25,000    $11,022(2)                                $0
  President,           1998    $107,364   $ 7,000    $ 5,233(2)      -           -         $3,000 (4)
  Treasurer and        1997    $ 75,562   $ 7,000    $ 3,868(2)      -        125,000(3)   $3,000 (4)
  Chief Operating
  Officer (1)

Harry Kletter        1999 (6)     -         -        $ 3,872         -            -           -
  Chief Executive    1998 (6)     -         -              -         -            -           -
  Officer (5)        1997 (6)     -         -        $   975**       -            -           -

---------------

** Includes taxable use of Company vehicle.

(1) Mr. Garber served as Interim President from December 1, 1997 until February 5, 1998 at which time he became President and Treasurer of the Company. Mr. Garber served as Chief Operating Officer of the Company from November 1997 to May 1, 2000. Effective May 1, 2000, Mr. Garber has resigned all of his director and executive officer positions with the Company.

(2) The Garber Employment Agreement provides for a $1,000,000 life insurance policy with an annual premium of $3,268 for 1998 and 1999, and the taxable use of a Company vehicle equal of $1,965 and $770 for 1998 and 1999, respectively. The terms of the Garber Employment Agreement have been superseded by the terms of the Garber Separation Agreement, dated April 26, 2000, related to the resignation of Mr. Garber from the Company.

(3) These options are non-qualified stock options granted pursuant to the Plan.

(4) Mr. Garber received a bonus contribution to his 401(k) in the amount of $3,000 in 1997 and 1998. The total amount of compensation vests immediately and would not be affected by a change in control of the Company.

(5) Mr. Kletter served as President of the Company until December 1, 1997 when he resigned upon the appointment of Mr. Garber as Interim President. Mr. Kletter has served as the Chief Executive Officer since July 31, 1992. Mr. Kletter, appointed Chief Visionary Officer of the Company in March 2000, becomes Interim Chief Executive Officer effective May 1, 2000 upon Mr. Garber's resignation. See "ELECTION OF DIRECTORS - Nominees for Directors".

(6) K & R, the sole shareholder of which is Mr. Kletter, conducts significant business with the Company. Mr. Kletter receives compensation from K & R. See "EXECUTIVE COMPENSATION - Certain Transactions."

All other executive officers of the Company earned less than $100,000.

STOCK OPTION EXERCISES AND HOLDINGS

The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 1999.

                                           NUMBER OF
                                           SECURITIES        VALUE OF
                                           UNDERLYING      UNEXERCISED
                                          UNEXERCISED      IN-THE-MONEY
                   SHARES               OPTIONS/SARS AT  OPTIONS/SARS AT
                ACQUIRED ON     VALUE      FY-END (#)      FY-END ($) -
    NAME        EXERCISE (#) REALIZED ($) EXERCISABLE   EXERCISABLE (1)(2)
    ----        ------------ ------------ -----------   ------------------
Sean M. Garber       -            -         100,000             -2
                     -            -          25,000          $39,000

All of the aggregated options listed above were exercisable at year ended December 31, 1999. To date the options remain unexercised.

(1) The dollar values for column heading "Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable" are calculated by determining the difference between the fair market value and the value based upon exercise price of the securities underlying the options.

(2) The exercise price of these options is $5.00 per share, and the market value at the close of December 31, 1999 as quoted on the NASDAQ Small Cap market was $1.891 per share; therefor these options were not in the money.

REPRICING OF OPTIONS

                       TEN-YEAR OPTION/SAR REPRICINGS

                          SECURITIES          PER SHARE                                  LENGTH OF ORIGINAL
                          UNDERLYING       MARKET PRICE OF     EXERCISE                     OPTION TERM
                      NUMBER OF OPTIONS/  STOCK AT TIME OF   PRICE AT TIME        NEW       REMAINING AT
                        SAR'S REPRICED     REPRICING OR       OF REPRICING      EXERCISE  DATE OF REPRICING
        NAME     DATE   OR AMENDED (#)    OR AMENDMENT ($)  OR AMENDMENT ($)   PRICE ($)    OR AMENDMENT
        ----     ----   --------------    ----------------  ----------------   ---------    ------------

Sean M. Garber  3/1/99     100,000             $2.25              $5.00           $2.50       10 Years
President


     On March 1, 1999, the Board granted a change in the exercise price for 100,000 shares of common stock subject to an option granted to Sean M. Garber in October 1997 as part of his employment agreement. The Board reduced the exercise price per share from $5.00 to $2.50.

     On March 1, 1999, the Board granted to each of its three (3) non-employee directors (Messrs. Cohen, Naft and R. Michael Devereaux, a former director of the Company) non-qualified stock options to purchase 20,000 shares of common stock at $5.00 per share (the "Director Options"). The Director Options vested on the grant date. On November 3, 1999, the Board approved the change in the option exercise price for the non-employee directors from $5.00 per share to $2.50 per share. The Devereaux options have since expired and the Board granted an option to purchase 20,000 shares of Common Stock to Ted L. Cox, the third non-employee Board member. The Director options expire on March 1, 2009 unless terminated earlier pursuant to the provisions in the respective option certificates.

EMPLOYMENT CONTRACTS

     In October 1997, the Company issued options to purchase 25,000 shares of the Common Stock and an additional option to purchase 100,000 shares of Common Stock to its Interim President and Chief Operating Officer, Sean M. Garber as a component of a five-year employment agreement (the "Garber Employment Agreement"), dated October 15, 1997, as amended on February 5, 1998, by and between the Company and Mr. Garber. The exercise price related to the options to purchase (i) the 25,000 shares is $1.00 per share and
(ii) the 100,000 shares is $5.00 per share. Both such options are exercisable over a five-year period. Compensation cost charged to operations in 1999 and 1998 related to the option to purchase 25,000 shares was $56,901 and $71,875, respectively. Effective March 1, 1999, the exercise price related to the option to purchase 100,000 shares was amended from $5.00 per share to $2.50 per share. The option to purchase 100,000 shares was at market value the day of the grant therefore no charges were associated with this option.

     The term of the Garber Employment Agreement is five years with salary measured on an annual basis from the date of Garber Employment Agreement as follows: First Year $104,000, Second Year at $110,000, Third Year at $120,000, Fourth Year at $130,000, and Fifth Year and thereafter $140,000 with incentive pay to be established by the Compensation Committee of the Board. The Garber Employment Agreement includes a covenant not to compete with the Company for a period of two years from the date of termination of the Garber Employment Agreement in a territory within a radius of 100 miles of the business operations of the Company. The Garber Employment Agreement provides for a $1,000,000 life insurance policy on the life of Mr. Garber, the beneficiaries of which are to be designated by Mr. Garber in addition to medical, dental, pension, retirement and disability benefits, vacation and other comparable benefits customarily made available to Company employees. The failure of the Company to renew the Garber Employment Agreement, the disability of Mr. Garber, the resignation of Mr. Garber within 180 days of a change in control or the termination of Mr. Garber without cause will result in (i) the Company obligation to pay Mr. Garber twice his current annual salary payable in 24 equal monthly installments except for a change in control where the payment in full is due within 30 days of the change in control, and (ii) the immediate vesting of all options to purchase Common Stock held by Mr. Garber. Change in control means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of the outstanding voting stock of the Company acquires a majority of the outstanding voting stock of the Company; or (ii) the Company sells or otherwise disposes of all or substantially all of the assets or business operations of the Company to any other person; or (iii) the Company merges or consolidates with any other person; unless, in any such case, shareholders owning the outstanding voting stock of the Company immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of voting stock of the person acquiring the shares or assets of the Company or surviving the merger or consolidation of the Company in the transaction(s). The Garber Employment Agreement terminates upon the death or disability (at the end of the Company's long-term disability coverage) of Mr. Garber, subject to the rights of Mr. Garber with respect to disability described above. Mr. Garber may resign and terminate the Garber Employment Agreement
upon 90 days prior written notice.    The Board may terminate the Garber
Employment Agreement for cause, which shall terminate 30 days after notice to Mr. Garber from the Board. Causes for termination are (i) Mr. Garber engaging in competition with the Company or its subsidiaries, which is substantially harmful to their business, (ii) abuse of intoxicants so as to affect the ability of Mr. Garber to conduct Company business in a proper and prudent manner; (iii) felony conviction of Mr. Garber, or (iv) material breach by Mr. Garber of the Garber Employment Agreement and a failure or refusal to remedy such breach within 30 days of written notice of such breach. The Company may terminate the Garber Employment Agreement without cause at any time, however Mr. Garber is entitled to the benefits described above.

     The Garber Employment Agreement is superseded by the Garber Separation Agreement (the "Separation Agreement") dated April 26, 2000, between the Company and Mr. Garber. Mr. Garber has determined that it is in his best interest to leave the employment of the Company in order to pursue other business interests, but he will be available to consult with the Company on Company business on an as-needed basis and at mutually agreed times and dates. Mr. Garber's employment with the Company as its President, Chief Operating Officer and a member of its Board of Directors shall terminate effective May 1, 2000. The Company agrees to pay Mr. Garber (i) $15,000 which constitutes the balance of bonus compensation for 1999, (ii) legal services up to the aggregate sum of $10,000 incurred by the Mr. Garber in connection with the Separation Agreement and related matters and (iii) the sum of $120,000 to be paid over the next (12) twelve months, less standard withholding and authorized deductions, to be paid weekly which payments shall be secured by an irrevocable bank letter of credit ("Letter of Credit") issued by the Mid-America Bank of Louisville and Trust Company.

     Mr. Garber shall have full use of the automobile presently in his possession and assigned to him, the title to which the Company shall transfer to him at no cost on or before April 30, 2001. The Company shall continue to maintain insurance at its current levels and licensing until title is transferred.

     Mr. Garber retains his options to purchase 125,000 shares of common stock under the terms and conditions set forth in the Garber Employment Agreement.

     The Company shall continue Mr. Garber's family health insurance coverage under the Company's group health insurance plan after May 1, 2000, and the Company agrees to pay the cost of Mr. Garber's health insurance premium for coverage through and including November 30, 2001.

CERTAIN TRANSACTIONS

K & R LEASE; K & R CONSULTING AGREEMENT

     On February 16, 1998 the Company's Board of Directors ratified and formalized an existing relationship in connection with (i) the leasing by the Company of its facilities from K & R and (ii) the provision of consulting services from K & R to the Company. K & R is an affiliate of the Company and Harry Kletter, the Company's Chairman of the Board and Chief Executive Officer, is the sole shareholder of K & R.

     LEASE AGREEMENT. The Lease Agreement (the "K & R Lease"), effective as of January 1, 1998, between K & R, as landlord, and the Company, as lessee, covers approximately 20.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky (the "Leased Premises"). The principal improvements consist of an approximately 22,750 square foot building used as the Corporate Office, an approximately 8,286 square foot building used for CWS offices, an approximately 13,995 square foot used as the paper recycling plant, an approximately 12,000 square foot building used for metals recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with the remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet. The initial term of the K & R Lease is for ten years with two five-year option periods (the "Option Periods") available thereafter. The base rent for the first five years is $450,000 per annum, payable at the beginning of each month in an amount equal to $37,500 (the "Fixed Minimum Rent"). The Fixed Minimum Rent adjusts each five years, including each of the Option Periods, in accordance with the Consumer Price Index. The Fixed Minimum Rent also increases to $750,000 per annum, in an amount equal to $62,500 per month in the event of a "change in control" of the Company. Under the K & R Lease, "change in control" means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of the outstanding stock of the Company acquires a majority of the outstanding stock of the Company, (ii) the Company sells or otherwise disposes of all or substantially all of the assets or business operations of the Company to any other person; or (iii) the Company merges or consolidates with any other person; unless, in any such case, shareholders owning the outstanding voting stock of the Company immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring the Company or surviving the merger or consolidation of the Company in the transaction(s).

     The Company is also required to pay, as additional rent, all real estate taxes, insurance, utilities, maintenance and repairs, replacements (including replacement of roofs if necessary) and other expenses. The Company provided a $50,000 security deposit to K & R for performance by the Company of the terms, covenants and conditions of the K & R Lease applicable to it.

     The K & R Lease provides that the Leased Premises may be used by the Company in its metal recycling and recycled paper sorting and bailing businesses, and for its corporate offices. Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K &
R) the Company may not (i) make any structural alterations, improvements or additions to the K & R Leased Premises, or (ii) assign (including a change of control) or sublet the Leased Premises. The K & R Lease provides for indemnification of K & R by the Company for all damages arising out of the Company's use or condition of the Leased Premises excepting therefrom K & R's negligence. The K & R Lease further provides that the Company will agree to subordinate its leasehold interest to the mortgage interest of any mortgagee of K & R.

     The K & R Lease provides for termination by the Company upon damage (the "Damage") by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the Damage. All rent ceases as of the "injury date" under these circumstances. The K & R Lease also terminates upon condemnation of the Leased Premises in whole, with a condemnation of a portion of the Leased Premises resulting in an equitable adjustment of the Fixed Minimum Rent.

     Events of Default under the K & R Lease include (i) failure by the Company to pay the Fixed Minimum Rent for 10 days after written demand therefore, (ii) any other default in the observance or performance by the Company of any of the other covenants, agreements or conditions of the K & R Lease, which shall continue for 30 days after written notice, unless the Company shall have commenced and shall be diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting the Company,
(iv) vacation of the Leased Premises by the Company, or (v) the transfer or devolution whether by operation of law or otherwise of the K & R Lease or the Company's estate or of any of the Company's interest to anyone other than K & R. Upon the occurrence of an event of default, K & R may, at its option, terminate the K & R Lease and enter into and take possession of the Leased Premises with the right to sue for and collect all amounts due, including damages. All payments are current.

     K & R CONSULTING AGREEMENT. The K & R Consulting Agreement dated as of January 2, 1998 (the "K & R Consulting Agreement"), by and between the Company and K & R, remains in effect until December 31, 2007, with automatic annual renewals thereafter unless one party provides written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. K & R shall provide strategic planning and development to the Company, including advice on management activities, advertising, financial planning and mergers and acquisitions (the "K & R Consulting Activities"). The Company shall be responsible for all of K & R's expenses and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the K & R Consulting Activities.

     The K & R Consulting Agreement terminates upon a non-defaulting party providing written notice to the other party of its intent to terminate.
The recipient of the notice has 10 days to cure monetary defaults and 30 days to cure non-monetary defaults (which will be extended if a cure is being diligently commenced and pursued during that 30 day period). The K & R Consulting Agreement also terminates upon the condemnation or destruction by fire or other casualty of all or substantially all of the Leased Premises. Upon termination, K & R agrees not to engage, directly or indirectly, in the business conducted by, or hire employees from, the Company for a period of five years and within 100 miles of any operation of the Company. The Company's principal shareholder and Chief Executive Officer is compensated through consulting fees pursuant to the K & R Consulting Agreement.

     The K & R Consulting Agreement provides for cross-indemnification of each party by the other for acts other than negligence or willful malfeasance. The K & R Consulting Agreement further provides that K & R must maintain the confidentiality of any information of the Company not otherwise in the public domain or required to be disclosed by law.

K&R TRANSACTION WITH THE COMPANY

     The Company on behalf of K&R in 1999 paid $290,880 to satisfy a note payable regarding the Metal Center real estate acquisition. The Audit Committee discovered a miscommunication relating to the transaction whereby the $290,880 transaction had never been presented to nor approved by the Board. The Audit Committee recommended to the full Board a rescission of the transaction. In place of the rescinded transaction, the Company Board and K&R approved the set-off of a $150,000 obligation owed by the Company to K&R for the purchase of equipment against the $290,880 transaction funded by the Company on the behalf of K&R. The net result is that K&R has to repay to the Company by May 15, 2000 the $140,880 (adjusted for interest) to complete the rescission of the payment made by the Company on behalf of K&R. The Company treated the $140,880 as management consulting fee expense in 1999.

OUTSIDE DIRECTOR OPTIONS

     In March 1999, the Board granted the Director Options to Messrs. Cohen, Naft and R. Michael Devereaux, a former director of the Company. Mr. Devereaux's Director Options have since expired. In May 1999, the Board granted Mr. Cox his Director Option. See "ELECTION OF DIRECTORS
- Compensation of Directors."

TED L. COX

     Mr. Cox, a director nominee, has been the President and the majority owner of Ryan since 1988. Ryan sells and services property casualty insurance policies for industrial and commercial businesses, including the Company. Total insurance premium costs to the Company from Ryan totaled approximately $317,000 in 1999. Included in this figure was $41,000 in commissions paid to Mr. Cox. Additionally, the Company purchased a car for Mr. Cox's use at a cost of $30,000, for which Mr. Cox has repaid the Company in full.

JOSEPH H. COHEN

     Mr. Cohen, a director of the Company, is a managing partner of the law firm of Morris, Garlove, Waterman & Johnson PLLC, Louisville, Kentucky.
Mr. Cohen and his firm provide continuing legal and corporate-related services to both the Company and K & R and in addition counsel Harry Kletter on certain personal matters. Legal fees paid by the Company to Morris, Garlove, Waterman & Johnson PLLC, totaled $10,008 in 1999.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report reflects the Company's compensation policies with respect to its executive officers, as endorsed by the Compensation Committee of the Board, and the resulting actions taken by the Company for the reporting periods shown.

     The Company through its executive compensation policies seeks to provide compensation that will enable the Company to attract and maintain quality executives in the competitive market place. The Company believes in a pay-for-performance policy, to align results for the executive, the Company and the shareholder. Currently, the executive compensation program of the Company is comprised of salary, annual cash incentive bonus opportunity, long term incentives such as stock options and the employee 401(k) Plan in which executives can participate.

     The compensation for both Harry Kletter as the Company's Chief Executive Officer and to Sean Garber as the President of the Company was determined by the Board considering the criteria set forth in this report.

     On November 3, 1999, the Board approved the change in the option price for the non-employee directors from $5.00 per share to $2.50 per share.

    Submitted by the Compensation Committee of the Board of Directors,

Dr. Barry N. Naft        Joseph H. Cohen               Ted L. Cox


                   BOARD REPORT ON REPRICING OF OPTIONS

     This report reflects the explanation of the actions of the Board for reducing the exercise price for options to purchase Common Stock granted to Messrs. Garber, Cohen, Cox and Naft from $5.00 per share to $2.50 per share. The reduction in exercise price applied to 100,000 shares subject to an option granted to Mr. Garber and 20,000 shares each subject to options granted to the other three outside directors.

     The Board determined that to provide a meaningful incentive to its President and outside directors options granted by the Company should have a reasonable likelihood of exercise. The Board considered the original $5.00 exercise price did not provide this reasonable likelihood in light of the price performance of the Common Stock on the NASDAQ Small Cap market. Consequently, the Board decided on November 3, 1999, to approve the reduction in the exercise price to $2.50 per share for these options, since the price of the Common Stock quoted on that day on the NASDAQ Small Cap market was $2.25 per share.

                   Submitted by the Board of Directors,

Harry Kletter  Sean M. Garber  Joseph H. Cohen  Ted L. Cox  Dr. Barry N. Naft

                             PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the Standard & Poors 500 and to a peer group for the period commencing November 1995. Since there is no nationally recognized industry index consisting of consultants in the business of retail and industrial waste management sales and service of waste handling equipment to be used as a peer group index, the Company constructed its own peer group. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at November 1995 and that all dividends were reinvested.

            COMPARISON OF 49 MONTH CUMULATIVE TOTAL RETURN*
    AMONG INDUSTRIAL SERVICES OF AMERICA, INC., THE S & P 500 INDEX,
                A NEW PEER GROUP AND AN OLD PEER GROUP

                                     CUMULATIVE TOTAL RETURN
                       ----------------------------------------------------
                       11/27/1995  12/95   12/96    12/97    12/98    12/99

INDUSTRIAL SERVICES OF
   AMERICA, INC.         100.00   100.00   264.71   105.88    60.29    44.49
NEW PEER GROUP           100.00   100.00   100.00   100.00   118.91    83.90
OLD PEER GROUP           100.00    99.77   177.34   187.11   179.94    86.58
S & P 500                100.00   102.62   126.18   168.28   216.37   261.90

* $100 INVESTED ON 11/27/95 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

     The old peer group was comprised of Allied Waste (AW), Autonation Inc.
(AN), Johnson Controls (JCI) and Waste Management (WMI). The new peer group is made up of Casella Waste Systems (CWST), Republic Services (RSG), Waste Connections (WCNX) and Waste Industries (WWIN). The new peer group is a more representative comparison of similar companies. Casella Waste Systems is a regional northeastern company, Republic Services is a smaller size company in the mid portion of the United States, while Waste Connections and Waste Industries are regional operations with a stronghold in the west and southeast, respectively. The old peer group was comprised of larger waste companies faced with restructuring situations.

                           SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices in Louisville, Kentucky on or before December 23, 2000 for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting and must comply with the applicable requirements of the federal securities laws.


                               OTHER MATTERS

     The Board knows of no business, which will be presented for consideration at the Annual Meeting other than that described above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.


                              By Order of the Board of Directors


                              Joseph H. Cohen
                              Secretary of the Board of Directors


Louisville, Kentucky
April 28, 2000

               INDUSTRIAL SERVICES OF AMERICA, INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Harry Kletter and Joseph H. Cohen, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of common stock, $.01 par value, of Industrial Services of America, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 25, 2000, at 10:00 a.m., EDT, at Building No. 9, 7100 Grade Lane, Louisville, Kentucky, and at any and all adjournments thereof.

     The Board of Directors recommends a vote FOR each of the following proposals:

     1.   ELECTION OF DIRECTORS

     [ ] FOR all nominees listed below (or in lieu of a vote FOR all nominees, as marked in the applicable boxes below adjacent to each nominee)

          NOMINEE
     Harry Kletter              [ ] FOR       [ ] WITHHOLD AUTHORITY
     Joseph H. Cohen            [ ] FOR       [ ] WITHHOLD AUTHORITY
     Dr. Barry N. Naft          [ ] FOR       [ ] WITHHOLD AUTHORITY
     Ted L. Cox                 [ ] FOR       [ ] WITHHOLD AUTHORITY
     Roberta Kletter            [ ] FOR       [ ] WITHHOLD AUTHORITY
     Jerrald R. Perchik         [ ] FOR       [ ] WITHHOLD AUTHORITY
     Alan L. Schroering         [ ] FOR       [ ] WITHHOLD AUTHORITY


     2.   PROPOSAL TO RATIFY THE SELECTION OF CROWE, CHIZEK AND
          COMPANY, LLC AS THE COMPANY'S INDEPENDENT AUDITORS FOR
          THE FISCAL YEAR ENDING DECEMBER 31, 2000.

              [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

     3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

     The proxies shall vote such shares as specified herein. If a choice is not specified, they shall vote for the election of all nominees for directors and in favor of all proposals.

                         Dated:                     , 2000
                                --------------------


                         --------------------------------------
                         Signature


                         -------------------------------------
                         Signature

                         Name(s) should be signed exactly as
                         shown to the left hereof.  Title should
                         be added if signing as executor,
                         administrator, trustee, etc.

             PLEASE DATE, SIGN AND RETURN THIS PROXY
              PROMPTLY IN THE ACCOMPANYING ENVELOPE